ECD OVONICS ANNOUNCES DIRECTOR NOMINEES AND
                          EXECUTIVE MANAGEMENT CHANGES


   ROCHESTER HILLS, Mich., Feb. 5, 2004 - Energy Conversion Devices, Inc. (ECD Ovonics)(NASDAQ:ENER), announced that Stanford R. Ovshinsky, Iris M. Ovshinsky, Robert C. Stempel, Umberto Colombo, Walter J. McCarthy, Jr., Florence I. Metz and Stanley K. Stynes, all of whom are current directors, have been nominated by the Compensation and Nominating Committee for election to the Board of Directors at the Annual Meeting of Stockholders to be held on March 18, 2004. When elected, the ECD Board will consist of a majority of independent directors, in compliance with the requirements of the Sarbanes-Oxley Act and the Nasdaq Stock Market, Inc. To facilitate this action, James
   R. Metzger and Nancy M. Bacon are not standing for reelection.

   The Company also announced that the Board of Directors has named Robert C. Stempel, Chairman of ECD Ovonics since December 1995, to the additional position of Chief Executive Officer. This has been the long-time desire of Stanford R. Ovshinsky, ECD's co-founder with Vice President Dr. Iris M. Ovshinsky.

   Mr. Ovshinsky, ECD's principal inventor, continues as President and was named to the new position of Chief Technology Officer. In this position, he will devote more of his energies to directing the Company's advanced materials and advanced product development activities, which are basic to the Company's needs.

   Recognizing that Mr. Metzger is not standing for reelection, the Board of Directors continued his role of Chief Operating Officer and named him Executive Vice President. He will remain responsible for the day-to-day operations of the Company.

   Messrs. Stempel, Ovshinsky and Metzger, working together, will establish the policies and strategic direction for the Company.

   Mrs. Bacon, in the position of Senior Vice President, will continue to provide significant contributions as a valued member of the ECD management team.

   Stanford R. Ovshinsky, ECD's President and Chief Technology Officer, said, "I have great confidence in our Company and our team which is continuing our commitment to commercialization. Bob is an invaluable leader with great talents and


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   accomplishments and has the outstanding business and engineering skills critical to our continuing success. Jim's business acumen and expertise in the energy arena are extremely important as we continue to increase our focus on commercial activities. He has also been very helpful in our non-energy activities as well."

   About ECD Ovonics
   ECD Ovonics is the leader in the synthesis of new materials and the development of advanced production technology and innovative products. It has invented, pioneered and developed enabling technologies in the fields of energy and information leading to new products and production processes based on amorphous, disordered and related materials. ECD Ovonics' proprietary advanced information technologies include Ovonic(TM) phase-change electrical memory, Ovonic(TM) phase-change optical memory and the Ovonic(TM) Threshold Switch. The Company's portfolio of alternative energy solutions includes thin-film amorphous solar cells, modules, panels and systems for generating solar electric power; NiMH batteries; hydride storage materials capable of storing hydrogen in the solid state for use as a feedstock for fuel cells or internal combustion engines or as an enhancement or replacement for any type of hydrocarbon fuel; and fuel cell technology. ECD Ovonics designs and builds manufacturing machinery that incorporates its proprietary production processes, maintains ongoing research and development programs to continually improve its products and develops new applications for its technologies. ECD Ovonics holds the basic patents in its fields. More information on ECD Ovonics is available on www.ovonic.com.

                                     ###

   This release may contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on assumptions which ECD Ovonics, as of the date of this release, believes to be reasonable and appropriate. ECD Ovonics cautions, however, that the actual facts and conditions that may exist in the future could vary materially from the assumed facts and conditions upon which such forward-looking statements are based.

   Contacts:
   Ghazaleh Koefod, Shareholder Relations
   Dick Thompson, Media Relations
   248.293.0440